Exhibit 10.21

The following resolution of the Board of Directors constitutes the Strategic Hotel Capital, Inc. Severance Program:

RESOLVED, that the Board hereby approves the severance program (the “Severance Program”) for the Corporation as follows: In the event of involuntary termination or severance of a full-time employee with the Corporation for any reason by the Corporation, other than good cause based on such employee’s performance, the Corporation shall pay to such employee or employees, as the case may be:

•	Band 1 and Band 2 (Executive Vice President, Senior Vice President, Vice President)—12- months Pay (“Pay” shall mean base salary, target bonus plus payment in lieu of medical insurance for the period of severance)

•	Band 3 (Director)—6-months Pay

•	Band 4 (Manager) and Band 5 (support personnel)—3 months Pay

However, to the extent an employee has a written agreement from the Corporation relating to severance, such employee shall be entitled to the greater of (1) the severance provided under the Severance Program or (2) the severance provided under such employee’s written agreement; however, in no event shall such employee be entitled to receive severance under both the Severance Program and its written agreement. Notwithstanding the foregoing requirement that the Severance Program only applies to full-time employees, the Severance Program shall also apply to Janice Peterson.